Exhibit 23.2

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2014, and the Registration Statements on Form S-4 (No. 333-191935), Form S-3 (No. 333-159966, 333-186861, 333-195246, and 333-201520) and Form S-8 (File No. 333-96995, 333-60095, 333-169030,333-176364, and 333-195019) of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: February 18, 2015

/s/ Amec Foster Wheeler E&C Services, Inc.